Exhibit 4.11

THIRD SUPPLEMENTAL INDENTURE

dated as of September 11, 2015

among

FLEXTRONICS INTERNATIONAL, LTD.

The Guarantor(s) Party Hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

4.625%
Notes due 2020

5.000%
Notes due 2023

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), is entered into as of September 11, 2015, among Flextronics International Ltd., a Singapore corporation (the “Company”), Flextronics Industries Marketing (L) Ltd., a company organized and existing under the laws of the Federal Territory of Labuan, Malaysia (the “Subsidiary Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of February 20, 2013, as supplemented by the First Supplemental Indenture, dated as of March 28, 2013, among the Company, Flextronics Telecom Systems Ltd, and the Trustee and the Second Supplemental Indenture, dated as of August 25, 2014, among the Company, Flextronics International Tecnologia Ltda., and the Trustee (the “Indenture”), relating to the Company’s 4.625% Notes due 2020 and 5.000% Notes due 2023 (the “Notes”); and

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause Subsidiaries to provide Guaranties in certain circumstances.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.  The Subsidiary Guarantor, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.  This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5.  This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Subsidiary Guarantee or for or in respect of the recitals contained herein, all of which recitals are made by the Subsidiary Guarantor and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FLEXTRONICS INTERNATIONAL LTD.,
as Issuer

By:	/s/ Manny Marimuthu
Name: Manny Marimuthu
Title: Authorized Signatory

FLEXTRONICS INDUSTRIES MARKETING (L) LTD.,
as Subsidiary Guarantor

By:	/s/ Manny Marimuthu
Name: Manny Marimuthu
Title: Director

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Brad E. Scarbrough
Name: Brad E. Scarbrough
Title: Vice President